Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We hereby consent to the use in this Post Effective Amendment No. 2 to the Registration Statement on Form S-1 dated April 16, 2015, of our report dated April 15, 2014, on the consolidated financial statements of Ener-Core, Inc. as of December 31, 2013 and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2013, (which report includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern). We also consent to the reference to our Firm under the caption “Experts” in this Prospectus.

/s/ Kelly & Company

Kelly & Company

Costa Mesa, California

April 15, 2015